Exhibit 10.2

FUNDING AND ROYALTY AGREEMENT

This FUNDING AND ROYALTY AGREEMENT (this “Agreement”), dated April 3, 2008, is made by and between Deerfield ED Corporation, a Delaware corporation (“ED”) and VIVUS, Inc., a Delaware corporation (“VIVUS”).

Background Statement

VIVUS is a pharmaceutical company engaged in the development, manufacturing and sale of pharmaceutical products. VIVUS owns the approved new drug application number 20-700 for a product indicated for treatment of erectile dysfunction and sold in association with the trademark “MUSE.”  VIVUS is developing a new pharmaceutical product, referred to as “Avanafil.”  Avanafil is from a class of compounds the mechanism of action of which is believed to be inhibition of the phosphodiesterase type 5 enzyme, also known as PDE5 inhibitors or PDE5i’s. This Agreement sets forth the terms under which ED will provide funds to VIVUS in consideration of the payment by VIVUS of a royalty on future sales of the MUSE and Avanafil products.

Statement of Agreement

The Parties agree as follows:

1.                                       Definitions. The following terms have the meanings set forth below:

“Adverse Event” shall mean any adverse event associated with the use of a drug product in humans, whether or not considered drug-related, including (i) an adverse event occurring in the course of the use of a drug product in professional practice; (ii) an adverse event occurring from an overdose, whether accidental or intentional, related to a drug product; (iii) an adverse event occurring from drug abuse related to a drug product; (iv) an adverse event occurring from withdrawal of a drug product; and (v) any failure of expected pharmacological action of a drug product.

“Affiliate” means with respect to any Person, each other Person that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Avanafil” means all drug products developed pursuant to the Avanafil IND that may be approved for marketing.

“Avanafil IND” means the investigational new drug application number 51,235, as such investigational new drug application may be supplemented and amended from time to time.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

“Collateral” has the meaning given such term in the Security Agreement.

“Design Funds” means Deerfield Private Design International Fund, L.P., a British Virgin Islands limited partnership, and Deerfield Private Design Fund, L.P., a Delaware limited partnership, which Persons are the sole stockholders of ED.

“Earnings Report” for a Quarter means the Form 10-Q filed by VIVUS following each of the first three Quarters of its fiscal year and the Form 10-K filed by VIVUS following the fourth Quarter of its fiscal year.

“ED” has the meaning set forth in the introductory paragraph.

“Estimated Royalty Payment” has the meaning set forth in Section 2(b).

“FDA” means the United States Food and Drug Administration and any successor agency

“Fourth Quarter Earnings Date” means the date on which VIVUS publicly issues its Earnings Report for the fourth Quarter of its fiscal year.

“Funding Payments” has the meaning set forth in Section 2(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. “Governmental Authority” includes the FDA.

“Legal Requirement” means any statute, law, treaty, rule, regulation, guidance, approval, order, decree, writ, injunction or determination of any Governmental Authority, court or arbitrator of competent jurisdiction; and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Lien” means any reservations of title, mortgage, claim, lien, security interest, pledge, hypothecation, escrow, charge, option or other restriction or encumbrance of any kind.

“MUSE” means all drug products that are now or may hereafter be approved for marketing under the MUSE NDA.

“MUSE NDA” means new drug application number 20-700, as such new drug application may be supplemented and amended from time to time.

“Net Sales” means, with respect to Royalty Products, the gross amount invoiced by or on behalf of VIVUS or any of its Affiliates (or a direct or indirect assignee or licensee of VIVUS or any such Affiliate) for Royalty Products sold to third parties in bona fide, arm’s length transactions, less customary deductions determined without duplication in accordance with VIVUS’ (or, as applicable, any such Affiliate’s, assignee’s or licensee’s) standard accounting methods as generally and consistently applied for: (i) applicable sales credits (as described below), (ii) payments or rebates incurred, or reserves and allowances, pursuant to programs of any Governmental Authority, (iii) freight charges, transit insurance and other transportation costs, and (iv) to the extent included in the gross amount invoiced, sales, use and excise taxes. Applicable sales credits means credits or discounts, or reserves and allowances, deducted from the gross amount invoiced for: (A) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (B) cash or terms discounts, (C) direct to customer discount or customer rebate programs, (D) third party rebates and chargebacks, (E) trade show discounts and stocking allowances, (F) price adjustments on customer inventories following price changes, (G) product recalls, (H) discount card programs, and (I) amounts credited for uncollectible amounts.

“Party” means either VIVUS or ED, and “Parties” means both VIVUS and ED.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust, organization, Governmental Authority or other legal entity.

“Quarter” means a calendar quarter.

“Registrations” means all investigational new drug applications, all new drug applications and all abbreviated new drug applications, including, without limitation, the Avanafil IND and the MUSE NDA, and including in each case all supplements and amendments thereto, and all approvals, codes, permits, authorizations and licenses issued or approved by any Governmental Authority that are or may hereafter be held by VIVUS relating to the development, manufacture, warehousing, distribution, promotion, sale, importing or pricing of the Royalty Products.

“Royalty” has the meaning set forth in Section 3(a).

“Royalty Products” means MUSE and Avanafil.

“Security Agreement” means that certain security agreement between VIVUS and ED entered into pursuant to Section 5 and attached hereto as Exhibit A.

“VIVUS” has the meaning set forth in the introductory paragraph.

“VIVUS’ Knowledge” means the actual knowledge of any officer or director of VIVUS.

2.                                       Funding Payments by ED.

(a)                                  Schedule for Funding Payments. Subject to the terms of this Agreement, ED shall pay Twenty Million Dollars ($20,000,000) to VIVUS in accordance with the following funding schedule:

(i)                                     $3,333,333 on or before the fifteen (15th) Business Day following the execution of this Agreement, provided that ED shall use its best efforts to make such payment at the earliest practicable date;

(ii)                                  $3,333,333 within two (2) Business Days after each of the following dates: August 29, 2008, November 29, 2008, the Fourth Quarter Earnings Date with respect to VIVUS’ 2008 fiscal year and May 30, 2009; and

(iii)                               $3,333,335 within two (2) Business Days after August 29, 2009.

Such payments (the “Funding Payments”) shall be made by wire transfer of immediately available funds to the account set forth on Exhibit B attached hereto, or to such other account as VIVUS may notify ED of in writing not less than three (3) Business Days prior to the date of payment.

(b)                                 Offset. If VIVUS does not pay any Royalty payment when due pursuant to Section 3(b), then ED may defer the next Funding Payment for up to ten (10) days. If VIVUS does not pay such Royalty within such ten (10) day period then ED shall promptly pay such deferred Funding Payment and may offset from the amount of such Funding Payment the amount of such unpaid Royalty. For purposes of such offset, the amount of the unpaid Royalty shall be deemed to be an amount equal to [***](1)% of the Net Sales of Royalty Products during the corresponding Quarter of the prior year (the “Estimated Royalty Payment”), and upon making the next Royalty payment pursuant to Section 3(b), VIVUS shall, as applicable, (i) also pay the amount by which such Estimated Royalty Payment was less than the corresponding actual Royalty payment due or (ii) receive a credit for the amount by which such Estimated Royalty Payment exceeded the corresponding actual Royalty payment due.

(c)                                  Allocation of Funding Payments. [***](2) percent ([***](3)%) of each Funding Payment shall be deemed paid in consideration of the Royalty attributable to Net Sales of MUSE, and [***](4) percent ([***](5)%) of each Funding Payment shall be deemed paid in consideration of the Royalty attributable to Net Sales of Avanafil.

3.                                       Royalty.

(a)                                  Rate. In consideration of the Funding Payments made by ED, from the date hereof through the tenth (10th) anniversary of such date, VIVUS shall pay to ED a royalty of [***](6) percent ([***](7)%) of Net Sales of Royalty Products made on or after the date of this Agreement (the “Royalty”). The Royalty shall be determined for each Quarter for all Net Sales of Royalty Products made during such Quarter; provided, that (i) only Net Sales occurring on or

(1) *** Indicates that confidential treatment has been sought for this information.

(2) *** Indicates that confidential treatment has been sought for this information.

(3) *** Indicates that confidential treatment has been sought for this information.

(4) *** Indicates that confidential treatment has been sought for this information.

(5) *** Indicates that confidential treatment has been sought for this information.

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after the date of this Agreement shall be considered in determining the Royalty for the initial Quarter for which the Royalty is due and (ii) only Net Sales occurring on or before the tenth (10th) anniversary of date of this Agreement shall be considered in determining the Royalty for the final Quarter for which the Royalty is due. In addition, notwithstanding anything herein to the contrary, the Royalty for any Quarter during which any Funding Payment hereunder is overdue shall be decreased on a pro rata basis in proportion to the number of days such Funding Payment is overdue. The Royalty payable for any Quarter to be prorated shall be calculated by multiplying [***](8) percent ([***](9)%) of the Net Sales of Royalty Products for such Quarter by the ratio of the number of days for which the Royalty is due in such Quarter to the total number of days in such Quarter.

(b)                                 Payment. No later than sixty (60) days following the end of each Quarter, or no later than the Fourth Quarter Earnings Date in the case of the fourth Quarter of VIVUS’ fiscal year, VIVUS shall make a Royalty payment equal to [***](10)% of the Net Sales of Royalty Products during such Quarter. For the initial and final Quarters for which the Royalty is due, the Royalty payment shall be pro-rated for the portion of such Quarter during which the royalty is payable pursuant to Section 3(a). At the time of any Royalty payment made pursuant to this Section 3(b), VIVUS shall deliver to ED a written statement showing all Net Sales of Royalty Products during such Quarter and VIVUS’ computation of the Royalty due on such Net Sales. All payments of the Royalty shall be made by wire transfer of immediately available funds to an account designated by the recipient.

(c)                                  Audit Right. Upon not less than fourteen (14) days written notice, ED shall have the right to audit the books and records of VIVUS relating to sales of Royalty Products for the purpose of determining the correctness of VIVUS’ computation and payment of the Royalty. Such audit may not be conducted more than once in any calendar year and shall be conducted during normal business hours by an accounting firm engaged by ED at its cost, provided that such accounting firm enters into a reasonable confidentiality agreement prior to commencing any such audit. VIVUS shall provide ED, its officers, agents and accountants with access to all pertinent books and records and shall reasonably cooperate with ED’s efforts to conduct such audits. If such audit discloses an underpayment of the Royalty by VIVUS of more than $35,000, VIVUS shall reimburse ED for the reasonable out-of-pocket costs (including the accountants’ fees) incurred by ED in performing such audit. In the event ED claims that any such audit reveals an underpayment of the Royalty, ED will make its audit papers for the relevant period available to VIVUS upon VIVUS’ request.

4.                                       Assignment or Sublicense. VIVUS shall continue to pay, or cause to be paid, the Royalty on all Net Sales of Royalty Products by any direct or indirect licensee or assignee of VIVUS.

5.                                       Security Interest. In order to secure the full and punctual payment of the Royalty in accordance with the terms of this Agreement, VIVUS shall execute and deliver to ED a security agreement in the form attached hereto as Exhibit A.

(8) *** Indicates that confidential treatment has been sought for this information.

(9) *** Indicates that confidential treatment has been sought for this information.

(10) *** Indicates that confidential treatment has been sought for this information.

6.                                       Covenants of VIVUS.

(a)                                  Maintenance of Registrations and Other Rights. VIVUS shall use commercially reasonable efforts to take appropriate actions, at its sole cost and expense, to maintain the Registrations and all other regulatory rights and all patents, trademarks and other intellectual property rights necessary for VIVUS to develop, manufacture, distribute, promote, offer for sale and sell the Royalty Products throughout the United States.

(b)                                 Promotion of MUSE. From the date hereof through the eighth (8th) anniversary of such date, VIVUS shall (i) manufacture or have manufactured, promote and sell MUSE throughout the United States using a similar level of commercial effort as employed by VIVUS immediately prior to the date hereof; provided, however, that this clause (i) shall not require VIVUS to maintain any particular spending levels, and (ii) not manufacture, have manufactured, promote or sell any product that competes with MUSE in the United States other than Avanafil.

(c)                                  Development and Promotion of Avanafil. VIVUS shall use commercially reasonable efforts to obtain FDA approval of Avanafil. From the date on which the FDA approves a new drug application for Avanafil through the eighth (8th) anniversary of this Agreement, VIVUS shall (i) manufacture or have manufactured, promote and sell Avanavil throughout the United States using commercially reasonable efforts similar to those efforts employed by VIVUS for its other approved drug products; provided, however, that this clause (ii) shall not require VIVUS to maintain any particular spending levels, and (ii) not manufacture, have manufactured, promote or sell any product that competes with Avanafil in the United States other than MUSE.

7.                                       Representations and Warranties of VIVUS. Except as set forth in that certain disclosure letter of even date herewith delivered by VIVUS to ED, VIVUS represents and warrants to ED that:

(a)                                  Organization. VIVUS is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. VIVUS has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)                                 Authority; Execution; Enforceability. VIVUS has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by VIVUS. This Agreement has been duly executed and delivered by VIVUS and constitutes the legal, valid and binding obligation of VIVUS, enforceable against VIVUS in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(c)                                  No Violation. The signing, delivery and performance of this Agreement by VIVUS is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of VIVUS, any material agreement or instrument binding on VIVUS, or any Legal Requirement applicable to VIVUS, except for such prohibitions, limitations, defaults or Legal Requirements as would not prevent consummation by VIVUS of the transactions contemplated hereby or the performance by VIVUS of its obligations hereunder. The execution, delivery and performance of this Agreement by VIVUS, and VIVUS’ compliance with the terms and provisions hereof, do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default, with or without the passage of time and the giving of notice, under any material contract or other instrument or obligation binding or affecting VIVUS or the Royalty Products.

(d)                                 Financial Condition. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against VIVUS or any of its assets or properties, nor has any such proceeding been threatened. VIVUS does not contemplate and has not taken any action in contemplation of the institution of any such proceeding.

(e)                                  Regulatory Rights and Intellectual Property. VIVUS (i) owns the Registrations, (ii) owns or holds a valid license to use all patents and trademarks required to develop, manufacture, distribute and sell the Royalty Products, and (iii) owns or holds a valid license to use all trades secrets and other intellectual property rights required to develop, manufacture, have manufactured, promote, distribute and sell the Royalty Products, in each case throughout the United States. VIVUS’ development, manufacture, promotion, distribution and sale of the Royalty Products does not infringe the intellectual property rights of any Person.

(f)                                    Registrations. The Registrations are in full force and effect, and no Governmental Authority has initiated, or to VIVUS’ Knowledge intends to or is contemplating, any action to terminate or suspend any of the Registrations. As of the date hereof, VIVUS is in compliance in all material respects with all Legal Requirements applicable to the development, manufacture, promotion, distribution and sale of the Royalty Products. VIVUS has timely filed all annual and other reports required to be filed with any Governmental Authority in order to maintain the Registrations and satisfy all Legal Requirements relating to the Registrations and the Royalty Products.

(g)                                 Royalty Products.

(i)                                     VIVUS has not received notification from any Governmental Authority alleging that any marketed quantities of MUSE have been misbranded or adulterated, or contesting the marketing approval, labeling or promotion of MUSE. There has been no recall of any quantities of MUSE. No Adverse Events caused by use of MUSE have been reported in writing to VIVUS that are not disclosed in the package insert for MUSE or that have not been reported by VIVUS to the FDA.

(ii)                                  MUSE is covered by the claims of United States patents that will expire not sooner than March 23, 2016. VIVUS has not received a written claim from any Person, and to VIVUS’ Knowledge no Person has asserted any claim, that any of the claims of any United States patent covering MUSE are invalid or unenforceable.

(iii)                               Avanafil is covered by the claims of United States patents that will expire not sooner than September 13, 2020. VIVUS has not received a written claim from any

Person, and to VIVUS’ Knowledge no Person has asserted any claim, that any of the claims of any United States patent covering Avanafil are invalid or unenforceable.

(iv)                              To VIVUS’ Knowledge, no Person has filed, or has stated in writing that it intends to file, an abbreviated new drug application seeking approval to market a generic version of any of the Royalty Products.

(v)                                 To VIVUS’ Knowledge, there are no facts or circumstances (including the announcements or actions of any Governmental Authority) as of the date of this Agreement that would reasonably be expected to result in a material decline in the level of sales or pricing for MUSE in the United States prior to the date set forth in Section 7(g)(ii).

8.                                       Representations and Warranties of ED; Covenants of ED. ED represents and warrants to VIVUS that:

(a)                                  Organization. ED is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. ED has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The directors, officers and employer identification number of ED are as set forth on Exhibit C attached hereto.

(b)                                 Authority; Execution; Enforceability. ED has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by ED. This Agreement has been duly executed and delivered by ED and constitutes the legal, valid and binding obligation of ED, enforceable against ED in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(c)                                  No Violation. The signing, delivery and performance of this Agreement by ED is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of ED, or of any material agreement or instrument binding on ED, or of any Legal Requirement applicable to ED, except for such prohibitions, limitations, defaults or Legal Requirements as would not prevent consummation by ED of the transactions contemplated hereby or the performance by ED of its obligations hereunder. The execution, delivery and performance of this Agreement by ED, and ED’s compliance with the terms and provisions hereof, do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default, with or without the passage of time and the giving of notice, under any material contract or other instrument or obligation binding or affecting ED.

(d)                                 Subscription Agreements. ED has entered into subscription agreements of even date herewith with Deerfield Private Design International, L.P. and Deerfield Private Design Fund, L.P. (the “Subscription Agreements”), whereby ED will receive an aggregate of $20,000,000 in exchange for 20,000 shares of its common stock. ED further warrants that

VIVUS is a third party beneficiary under the Subscription Agreements with full rights of enforcement as if a party to the Subscription Agreements.

(e)                                  Financial Information. Within fourteen (14) days following the end of each Quarter, ED will provide to VIVUS financial statements of ED, including a balance sheet, operating statement and cash flow for such Quarter and year to date prepared in accordance with U.S. generally accepted accounting principles. Also, if requested by VIVUS, in a timely manner ED will provide additional detail as to the amounts in such quarterly and year to date financial statements. Upon not less than fourteen (14) days written notice, VIVUS will have the right to examine the financial books and records of ED. ED shall provide VIVUS and its officers, agents and accountants with access to all pertinent books and records and shall reasonably cooperate with VIVUS’ efforts to conduct such examination.

9.                                       General Provisions.

(a)                                  Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. Neither Party shall be a legal representative of the other or have the power to bind or obligate the other in any manner.

(b)                                 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

(c)                                  Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

(d)                                 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to ED, to:	c/o Deerfield Capital, L.P.
780 Third Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile: (212) 573-8111

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 373-3990

If to VIVUS, to:	VIVUS, Inc.
1172 Castro Street
Mountain View, California 94040
Attention: Leland F. Wilson
Facsimile: (650) 934-5389

Copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Ian B. Edvalson
Facsimile: (650) 493-6811

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by certified mail or overnight delivery service as set forth herein within five (5) Business Days.

(e)                                  Publicity. Neither Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of the other Party hereto in any press release or other public disclosure, without the prior written consent of the other Party, except (i) for those disclosures and notifications contemplated by this Agreement and (ii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement. Prior to making any press release that describes this Agreement or the transactions contemplated hereby, VIVUS shall provide ED with a copy of, and an opportunity to comment on, such press release.

(f)                                    No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Party without the prior written consent of the other Party, except that VIVUS may assign this Agreement without such consent to any successor to all or substantially all of VIVUS’ assets or business to which this Agreement relates (whether by stock purchase, asset purchase, merger, operation of law or otherwise); provided, however, that any such assignment shall be effective only if the assignee shall have assumed all of the obligations of VIVUS under this Agreement and under the Security Agreement.

(g)                                 Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

(h)                                 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

(i)                                     Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(j)                                     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the other such number of original executed copies as the other Party may reasonably request.

(k)                                  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Funding and Royalty Agreement to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD ED CORPORATION

By:	/s/ Jeff Kaplan
Name: Jeff Kaplan
Title: Treasurer

VIVUS, INC.

By:	/s/ Timothy E. Morris
Name: Timothy E. Morris
Title: Chief Financial Officer

EXHIBIT A

Security Agreement

EXHIBIT B

Bank:

Address:

Account Name:

Account Number:

ABA Number:

E-mail confirmation to:

EXHIBIT C

Directors:

Officers:

EIN: